Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2014 DILUTED EPS OF $0.08, AFFIRMS 2014 OUTLOOK

•                  Net Income of $3.4 million versus $9.1 million in 1Q13

•                  Operating income of $9.9 million versus $18.7 million in 1Q13

•                  EBITDA of $27.3 million versus $36.0 million in 1Q13

•                  Financial results negatively impacted by timing of fuel surcharge collections

•                  Full year Ocean Transportation operating income expected to be near or slightly above 2013 level of $104.3 million and Logistics to modestly exceed 2013 level of $6.0 million

HONOLULU, Hawaii (May 6, 2014) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $3.4 million, or $0.08 per diluted share for the quarter ended March 31, 2014. Net income for the quarter ended March 31, 2013 was $9.1 million, or $0.21 per diluted share. Consolidated revenue for the first quarter 2014 was $392.5 million compared with $394.7 million reported for the first quarter 2013.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Our businesses performed as we anticipated in the first quarter of 2014, driven by sustained demand in our core markets and continued freight rate strength in all of our markets. And while the timing of fuel surcharge collections significantly impacted financial results during this quarter, our businesses are running well and continue to generate substantial cash flow. Coupled with our recent debt financing, we have ample capacity to fund our newbuild vessel commitments, pursue growth opportunities and maintain a healthy dividend.”

Mr. Cox added, “We continue to be encouraged by our prospects in Hawaii, and in a strengthening broader economy that will positively shape volume in our Jones Act trades and in Logistics. We expect modest improvement at SSAT and that our premium expedited service offering from China will continue to be in high demand. As a result, we are positioned well to meet or surpass our financial performance from last year.”

2014 Outlook

Ocean Transportation: The Company believes that the Hawaii economy is in a multi-year recovery and anticipates modest market growth in the trade in 2014. However, a competitor is expected to launch new containership capacity into the trade in the fourth quarter of 2014, which could impact the Company’s container volume.  In the China trade, overcapacity is expected to continue at least through 2014, with vessel deliveries outpacing demand growth.  However, the Company expects to maintain its volume and average freight rates with high vessel utilization levels, as its expedited service continues to realize a premium to market rates. In Guam, muted growth is expected and the Company envisions its volume to be modestly better than 2013, assuming no new competitors enter the market.

For the full year 2014, Ocean Transportation operating income is expected to be near or slightly above levels achieved in 2013, which was $104.3 million (exclusive of a $9.95 million Litigation Charge).  This outlook excludes any future impact from the September 2013 molasses incident.

Logistics: The Company expects 2014 operating income to modestly exceed the 2013 level of $6.0 million, driven by continued volume growth, expense control and improvements in warehouse operations.

Interest Expense: The Company expects its interest expense in 2014 to increase over the 2013 amount by approximately $3.5 million due primarily to the Notes financing transaction that closed on January 28, 2014.

Income Tax Expense: The Company expects its 2014 effective tax rate to be approximately 38.5 percent.

Other: The Company expects maintenance capital expenditures for 2014 to be approximately $40.0 million. Additionally, while the Company does not have any scheduled contract payments in 2014 related to its two vessels under construction, it does expect to make additional contributions to its Capital Construction Fund (“CCF”). These deposits could be significant and will have the effect of deferring a portion of the Company’s current cash tax liabilities.

Results By Segment

Ocean Transportation

	Three-Months Ended March 31,
(dollars in millions)	2014	2013	Change
Ocean transportation revenue	$294.6	$299.9	(1.8)%
Operating costs and expenses	285.2	281.4	1.4%
Operating income	$9.4	$18.5	(49.2)%
Operating income margin	3.2%	6.2%

Volume (Units) (1)
Hawaii containers	33,300	34,300	(2.9)%
Hawaii automobiles	23,200	23,000	0.9%
China containers	13,700	14,200	(3.5)%
Guam containers	6,000	5,800	3.4%
Micronesia/South Pacific Containers	3,200	2,400	33.3%

(1)                             Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue decreased $5.3 million, or 1.8 percent, during the first quarter 2014 compared with the first quarter 2013. The year over year decrease was due primarily to lower fuel surcharge revenue, lower container volume in Hawaii and lower China freight rates; partially offset by freight rate increases and cargo mix improvements in Hawaii and increased volume in the Company’s Micronesia/South Pacific trade.

On a year over year basis, Hawaii container volume decreased 2.9 percent due primarily to lower eastbound freight; China volume decreased 3.5 percent, as a result of an additional sailing during the first quarter 2013; Guam volume increased 3.4 percent due to the timing of select shipments and Micronesia/South Pacific volume increased 33.3 percent reflecting a full quarter of operations.

Ocean transportation operating income decreased $9.1 million, or 49.2 percent, during the first quarter 2014 compared with the first quarter 2013. The decrease can be attributed primarily to the timing of fuel surcharge collections. Other factors include lower Hawaii volume and lower China freight rates.  In addition, the Company incurred $1.0 million in legal expenses related to the molasses released into Honolulu Harbor in September 2013.  Partially offsetting these decreases to operating income were freight rate increases and cargo mix improvements in Hawaii and lower outside transportation costs.

The Company’s SSAT terminal joint venture investment contributed $0.2 million during the first quarter 2014, similar to a $0.2 million contribution in the first quarter 2013.

Logistics

	Three-Months Ended March 31,
(dollars in millions)	2014	2013	Change
Intermodal revenue	$54.6	$56.8	(3.9)%
Highway revenue	43.3	38.0	13.9%
Total Logistics Revenue	97.9	94.8	3.3%
Operating costs and expenses	97.4	94.6	3.0%
Operating income	$0.5	$0.2
Operating income margin	0.5%	0.2%

Logistics revenue increased $3.1 million, or 3.3 percent, during the first quarter 2014 compared with the first quarter 2013. This increase was primarily the result of higher highway and international intermodal volume; partially offset by lower domestic intermodal volume attributable to severe weather conditions experienced during the first quarter 2014.

Logistics operating income increased by $0.3 million, during the first quarter 2014 compared with the first quarter 2013, primarily due to warehouse operating improvements, increased highway volume, and lower general and administrative expenses; partially offset by the impact of severe weather during the first quarter 2014.

EBITDA & Capital Allocation

Matson generated EBITDA of $27.3 million during the first quarter 2014 compared to $36.0 million in the first quarter 2013, a decrease of $8.7 million, or 24.2 percent, due primarily to the decrease in ocean transportation operating income.

Maintenance capital expenditures for the first quarter 2014 totaled $4.9 million compared with $6.3 million in the first quarter 2013. On April 24, 2014, Matson’s Board of Directors declared a cash dividend of $0.16 per share payable on June 5, 2014 to shareholders of record on May 8, 2014.

Debt Levels

Total debt as of March 31, 2014 was $383.6 million, of which $371.1 million was long-term debt.  On January 28, 2014, pursuant to a previously announced private placement agreement, the Company issued $100 million of 30-year senior unsecured notes (the “Notes”).  The Notes have a weighted average life of approximately 14.5 years and bear an interest rate of 4.35 percent, payable semi-annually.  During the first quarter 2014, cash and cash equivalents increased by $115.2 million to $229.7 million.  The ratio of Net Debt to last twelve month EBITDA was 1.0 as of March 31, 2014.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT/10:30 a.m. HST today to discuss its first quarter performance. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through Tuesday, May 13, 2014 by dialing 1-888-203-1112 or 1-719-457-0820 and using the conference number 26903719.  The slides and audio webcast of the conference call will be archived on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges.  Established in 1987, Matson Logistics extends the geographic reach of Matson’s transportation network throughout the continental U.S. Logistics services include domestic and international rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions, including debarment, relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three-Months Ended
	March 31,
(In millions, except per-share amounts)	2014	2013
Operating Revenue:
Ocean transportation	$294.6	$299.9
Logistics	97.9	94.8
Total operating revenue	392.5	394.7

Costs and Expenses:
Operating costs	347.8	342.8
Equity in income from terminal joint venture	(0.2)	(0.2)
Selling, general and administrative	35.0	33.4
Total operating costs and expenses	382.6	376.0

Operating Income	9.9	18.7
Interest expense	(4.1)	(3.7)
Income Before Income Taxes	5.8	15.0
Income tax expense	(2.4)	(5.9)
Net Income	$3.4	$9.1

Basic Earnings Per Share:	$0.08	$0.21
Diluted Earnings Per Share:	$0.08	$0.21

Weighted Average Number of Shares Outstanding:
Basic	42.9	42.6
Diluted	43.3	43.0

Cash Dividends Per Share	$0.16	$0.15

MATSON, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2014	2013
ASSETS
Cash and cash equivalents	$229.7	$114.5
Other current assets	227.5	234.4
Total current assets	457.2	348.9
Investment in terminal joint venture	57.8	57.6
Property and equipment, net	722.9	735.4
Other assets	106.4	106.4
Total assets	$1,344.3	$1,248.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$12.5	$12.5
Other current liabilities	186.8	188.1
Total current liabilities	199.3	200.6

Long-term debt	371.1	273.6
Deferred income taxes	327.0	326.1
Other liabilities	111.0	109.8
Total long-term liabilities	809.1	709.5

Total shareholders’ equity	335.9	338.2
Total liabilities and shareholders’ equity	$1,344.3	$1,248.3

Net Debt Reconciliation

March 31,
(In millions)	2014
Total Debt:	$383.6
Less: Total Cash and Cash Equivalents	(229.7)
Net Debt	$153.9

EBITDA Reconciliation

	Three-Months Ended
	March 31,			Last Twelve
(In millions)	2014	2013	Change	Months
Net Income	$3.4	$9.1	$(5.7)	$48.0
Add: Income tax expense	2.4	5.9	(3.5)	28.7
Add: Interest Expense	4.1	3.7	0.4	14.8
Add: Depreciation and amortization	17.4	17.3	0.1	69.1
EBITDA (1)	$27.3	$36.0	$(8.7)	$160.6

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.